Contact:	Charlene Hamrah (Investment Community) (212) 770-7074 Joe Norton (News Media) (212) 770-3144
AIG ANNOUNCES NEW DIVIDEND POLICY
AND STOCK REPURCHASE PROGRAM
New York, March 1, 2007 — American International Group, Inc. (AIG) announced today that its Board of Directors has approved a new dividend policy and common stock repurchase program.
            The new dividend policy provides that under ordinary circumstances AIG’s plan will be to increase its common stock dividend by approximately 20 percent annually. The new policy will be effective with the common stock dividend declared in May of 2007. In May of 2006 AIG raised its quarterly cash dividend 10 percent from 15.0 cents per share to the current quarterly dividend of 16.5 cents per share.
            AIG’s Board of Directors has expanded AIG’s existing share repurchase program by authorizing the repurchase of up to $8 billion in common stock. As part of this authorization, AIG intends to repurchase $5 billion in common stock during 2007. It is expected that these repurchases will be funded using AIG’s capital resources along with proceeds from one or more future issuances of junior subordinated securities that qualify as hybrid securities for rating agency capital treatment. The share repurchases may be effected from time to time through open market repurchases, privately negotiated transactions, derivative contracts or repurchase plans, depending on market conditions. In addition, as part of its capital optimization plan, AIG will continue to explore additional share repurchase opportunities as well as further issuances of hybrid securities.
            “We are confident about our continuing growth prospects and our ability to generate excess capital. We believe active capital management will be an increasingly critical component of our strategy to increase total shareholder returns in the near and long term,” said Martin J. Sullivan, AIG’s President and Chief Executive Officer. “AIG is very strong financially and well positioned for the future, and these actions are a reflection of this outlook.”
            AIG has also made available an executive summary of the company’s economic capital modeling initiative which will help to improve decision making and enhance shareholder value. The executive summary explains various topics, such as AIG’s view of economic capital and the company’s plans for continued implementation. This document is intended to help the investment community better understand the initiative and its implications as it is incorporated into AIG’s decision making processes. The executive summary is available in the Investor Information section of www.aigcorporate.com.
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AIG Announces New Dividend Policy and Stock Repurchase Program
March 1, 2007
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     American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.
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     AIG’s plans to increase its common stock dividend and to repurchase its shares of common stock are forward looking statements. AIG’s ability to increase its dividend and repurchase shares of its common stock will depend on the performance of AIG’s business as well as market conditions. For a discussion of the important factors that could adversely affect AIG’s business, see “Risk Factors” in Item 1A. of AIG’s Annual Report on Form 10-K for the year ended December 31, 2006.
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